INVESTMENT SERVICE AGREEMENT


     THIS INVESTMENT SERVICE AGREEMENT, effective October 20, 1987, by and between PRINCOR TAX-EXEMPT CASH MANAGEMENT FUND, INC. (the "Fund"), an open-end investment company formed under the laws of Maryland, PRINCOR INVESTMENT
MANAGEMENT COMPANY ("Manager"), an Iowa Corporation and PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, a specially chartered Iowa life insurance company;

                                  WITNESSETH:

     WHEREAS, Principal Mutual Life Insurance Company has organized the Manager to serve as investment adviser and is the owner (through its subsidiaries) of all of the outstanding stock of the Manager; and

     WHEREAS, the Manager and the Fund have entered into a Management Agreement effective as of October 20, 1987, whereby the Manager undertakes to furnish the Fund with investment advisory services and certain other services; and

     WHEREAS, Principal Mutual Life Insurance Company is willing to make available to the Manager on a part-time basis certain employees and services of Principal Mutual Life Insurance Company for the purpose of better enabling the Manager to fulfill its investment advisory obligations under the Management Agreement, provided that the Manager bears all costs allocable to the time spent by them on the affairs of the Manager, and the Manager and the Fund believe that such an arrangement will be for their mutual benefit:

     NOW, THEREFORE, in consideration of the mutual convenants herein contained, the parties hereto agree as follows:

     1. The Manager shall have the right to use, on a part-time basis, and Principal Mutual Life Insurance Company shall make available on such basis, such employees of Principal Mutual Life Insurance Company and for such periods as may be agreed upon by the Manager and Principal Mutual Life Insurance Company, as reasonably needed by the Manager in the performance of its investment advisory services (but not its administrative, transfer and paying services) under the Management Agreement. Principal Mutual Life Insurance Company will also make available to the Manager or the Fund such clerical, stenographic and administrative services as the Manager may reasonably request to facilitate its performance of such investment advisory services.

     2. The employees of Principal Mutual Life Insurance Company in performing services for the Manager hereunder may, to the full extent that they deem appropriate, have access to and utilize statistical and economic data, investment research reports and other material prepared for or contained in the files of the Investment Department of Principal Mutual Life Insurance Company which is relevant to making investments for the Fund, and may make such materials available to the Manager; provided, that any such materials prepared or obtained in connection with a private placement or other non-public transaction need not be made available to the Manager if Principal Mutual Life Insurance Company deems such materials confidential.

     3. Employees of Principal Mutual Life Insurance Company performing services for the Manager pursuant hereto shall report and be responsible solely to the officers and directors of the Manager or persons designated by them. Principal Mutual Life Insurance Company shall have no responsibility for investment recommendations and decisions of the Manager based upon information or advice given or obtained by or through such Principal Mutual Life Insurance Company employees.

     4. Principal Mutual Life Insurance Company will, to the extent requested by the Manager, supply to employees of the Manager (including part-time employees of Principal Mutual Life Insurance Company serving the Manager) such clerical, stenographic and administrative services and such office supplies and equipment as may be reasonably required in order that they may properly perform their respective functions on behalf of the Manager in connection with its performance of its investment advisory services under the Management Agreement.

     5. The obligation of performance under the Management Agreement is solely that of the Manager, and Principal Mutual Life Insurance Company undertakes no obligation in respect thereto, except as otherwise expressly provided herein.

     6. In consideration of the services to be rendered by Principal Mutual Life Insurance Company and its employees pursuant to this Investment Service Agreement, the Manager agrees to reimburse Principal Mutual Life Insurance
Company for such costs, direct and indirect, as may be fairly attributable to the services performed for the Manager. Such costs shall include, but not be limited to, an appropriate portion of:

     (a) salaries;

     (b) employee benefits;

     (c) general overhead expense;

     (d) supplies and equipment; and
     (e) a charge in the nature of rent for the cost of space in Principal Mutual Life Insurance Company offices fairly allocable to activities of the Manager under the Management Agreement.

In the event of disagreement between the Manager and Principal Mutual Life Insurance Company as to a fair basis for allocating or apportioning costs, such basis shall be fixed by the public accountants for the Fund.

     7. This Investment Service Agreement shall remain in force until the conclusion of the first meeting of the shareholders of the Fund and if it is approved by a vote of a majority of the outstanding voting securities of the Fund it shall continue in effect until the next annual meeting of the Fund. Thereafter, this Agreement shall continue in effect from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund and in either event by vote of a majority of the directors of the Fund who are not interested persons of the Manager, Principal Mutual Life Insurance Company, or the Fund cast in person at a meeting called for the purpose of voting on such approval. This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund, by the Manager, or by Principal Mutual Life Insurance Company. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 7, the definitions contained in Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested person", "assignment" and "voting security") shall be applied.

     8. Any notice under this Investment Service Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other parties at such addresses as such other parties may designate for the receipt of such notices. Until further notice it is agreed that the address of the Fund, that of the Manager and that of Principal Mutual Life Insurance Company for this purpose shall be 711 High Street, Des Moines, Iowa 50309.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in three counterparts by their duly authorized officers the day and year first above written.

                 PRINCOR TAX-EXEMPT CASH MANAGEMENT FUND, INC.

                                  R. E. Larson
                 By __________________________________________
                                  R. E. Larson


                 PRINCOR INVESTMENT MANAGEMENT COMPANY

                                  R. W. Ehrle
                 By __________________________________________
                                  R. W. Ehrle


                 PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

                                   G. D. Hurd
                 By __________________________________________
                                   G. D. Hurd